Exhibit 4.21

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (this “Consent”) dated as of the   22   day of  __Sep___ 2020, by and between BP 140 KENDRICK STREET PROPERTY LLC (as successor to BP 140 Kendrick Street LLC, as successor to Boston Properties Limited Partnership, “Landlord”), PTC INC. (“Tenant”), and STEALTH BIOTHERAPEUTICS INC. (“Subtenant”), is made with reference to the following:

RECITALS

A.By Indenture of Lease dated December 14, 1999, as amended and affected to date (the “Lease”), Landlord did lease to Tenant and Tenant did lease from Landlord certain premises located at 140 Kendrick Street, Needham, Massachusetts consisting of approximately 197,858 rentable square feet (89,758 rentable square feet in Building A and 108,100 rentable square feet in Building C (Building A and Building C each as defined in the Lease)), which premises are more particularly described in the Lease (the “Premises”).

B.Tenant desires to sublease to Subtenant 6,051 square feet of rentable floor area of the Premises (the “Subleased Premises”) upon the terms and conditions contained in a sublease between Tenant and Subtenant dated September 15, 2020 (the “Sublease”).

C.Pursuant to the terms of the Lease, Tenant is required to obtain Landlord’s prior written consent to the Sublease.

D.Subject to, and in reliance upon, the representations, warranties, covenants, terms and conditions contained in this Consent, Landlord desires to consent to the Sublease.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein, Landlord, Tenant and Subtenant hereby agree as follows:

1.Consent.   Landlord hereby consents to the Sublease subject to, and in reliance upon, the representations, warranties, covenants, terms and conditions contained in this Consent.

2.Compliance by Subtenant; Enforcement.

(a)Subtenant (i) shall comply with and perform the terms of the Sublease to be complied with or performed on the part of the subtenant under the Sublease, (ii) shall not violate any of the applicable terms of the Lease and (iii) assumes, during the term of the Sublease, the performance of the terms of the Lease to be performed on the part of the tenant under the Lease to the extent that such terms are applicable to the Subleased Premises (including, without limitation, the indemnity, insurance and waiver of subrogation provisions of the Lease, which shall be applicable to the Subleased Premises as if such Subleased Premises were the Premises for the purposes of said provisions) and provided that Subtenant’s liability for the payment of rent and other amounts shall be limited to amounts set forth in the Sublease.  Subject to the limitations of subsection (iii) of the immediately preceding sentence with respect to Subtenant, Tenant and Subtenant shall be jointly and severally liable to Landlord for compliance with and performance of all of the terms, covenants, agreements, provisions, obligations and conditions to be performed or observed by the tenant under the Lease. Notwithstanding anything to the contrary herein, Landlord agrees that as of the date hereof, the minimum limits of liability of the commercial general liability or comprehensive general liability insurance required to be carried by Subtenant shall be $5,000,000 combined (primary and excess coverage) single limit per occurrence on a per location basis.

(b)Tenant shall enforce the terms of the Sublease against Subtenant.  Without limiting the foregoing, Landlord shall have the right, but not the obligation, to proceed directly against Subtenant (in Landlord’s name or in Tenant’s name, as determined by Landlord in Landlord’s sole discretion) in order to (i) enforce compliance with and performance of all of the terms, covenants, agreements, provisions, obligations and conditions to be performed or observed by Subtenant under the Sublease, the Lease (to the extent applicable to the Subleased Premises) or under this Consent or (ii) terminate the Sublease if any action or omission of Subtenant (continuing beyond the expiration of applicable notice and cure periods) constitutes a default under the Lease.  Tenant shall cooperate with Landlord in connection with any such action or proceeding, and Tenant and Subtenant hereby jointly and severally indemnify and hold Landlord harmless from and against all costs and expenses including, without limitation, reasonable attorneys’ fees, incurred by Landlord in connection with any such action or proceeding.

3.Subordination; Attornment.   The Sublease shall be subject and subordinate at all times to the Lease and all amendments thereof, this Consent and all other instruments to which the Lease is or may hereafter be subject and subordinate.  The provisions of this Consent and the execution and delivery of the Sublease shall not constitute a recognition of the Sublease or the Subtenant thereunder; it being agreed that in the event of termination (whether voluntary or involuntary), rejection (pursuant to 11 U.S.C. §365) or expiration of the Lease, unless otherwise elected by Landlord as hereinafter set forth, the Sublease shall be deemed terminated and Subtenant shall have no further rights (including, without limitation, rights, if any, under 11 U.S.C. §365(h)) with respect to the Subleased Premises.  If (a) the Lease is (or both the Lease and the Sublease are) terminated for any reason whatsoever or rejected (pursuant to 11 U.S.C. §365) by Tenant prior to its (or their) scheduled expiration date(s) or (b) if Landlord shall succeed to Tenant’s estate in the Subleased Premises, then in any such event, Subtenant shall have no right to use or occupy any portion of the Premises (or other space in the Building occupied or controlled by Tenant) which is not part of the Subleased Premises, and at Landlord’s election, Subtenant shall either attorn to and recognize Landlord as Subtenant’s landlord under the Sublease or enter into a new direct lease with Landlord upon the then executory terms of the Sublease (and if Landlord so elects as aforesaid Subtenant hereby waives its right to treat the Sublease as terminated under 11 U.S.C. §365(h)), provided that, in any such event, Landlord shall not be (i) liable for any previous act or omission of Tenant; (ii) subject to any offset or defense which theretofore accrued to Subtenant (including, without limitation, any rights under 11 U.S.C. §365(h)); (iii) bound by any rent or other sums paid by Subtenant more than one month in advance; (iv) liable for any security deposit not actually received by Landlord; (v) liable for any work or payments on account of improvements to the Subleased Premises; or (vi) bound by any amendment of the Sublease not consented to in writing by Landlord.  Subtenant shall promptly execute and deliver any instrument Landlord may reasonably request to evidence such attornment or direct lease.  In the event of such attornment or direct lease, Tenant shall transfer to Landlord any security deposit under the Sublease (such obligation to include, without limitation, the transfer and modification of any letter of credit posted as security).  Subtenant shall reimburse Landlord for any costs and expenses that may be incurred by Landlord in connection with such attornment or direct lease including, without limitation, reasonable attorneys' fees.  Notwithstanding the foregoing, if  Landlord does not elect to have Subtenant attorn to Landlord or enter into a new direct lease as described above, the Sublease and all rights of Subtenant to the Subleased Premises shall terminate upon the date of expiration or termination of the Lease or Tenant’s right to possession thereunder.  The terms of this Section 3 supersede any contrary provisions in the Sublease.

4.Representations and Warranties.  Tenant and Subtenant represent, warrant and covenant to Landlord that (a) no rent, fees or other consideration has been or will be paid to Tenant by Subtenant for the right to use or occupy the Subleased Premises or for the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property other than as set forth in the Sublease, and (b) attached hereto as Exhibit A is a true, correct and complete copy of the Sublease that embodies the complete and entire agreement between Tenant and Subtenant.

5.Amendment or Termination of Sublease.   Tenant and Subtenant agree that they shall not change, modify, amend, cancel or terminate the Sublease or enter into any additional agreements relating to or affecting the use or occupancy of the Subleased Premises or the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, without first obtaining Landlord’s prior written consent thereto.

6.No Waiver or Release.   Neither this Consent, the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord (whether before or after the occurrence of any default by Tenant under the Lease) shall operate to waive, modify, impair, release or in any manner affect any of the covenants, agreements, terms, provisions, obligations or conditions contained in the Lease, or to waive any breach thereof, or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance thereof, or to increase the obligations or diminish the rights of Landlord under the Lease, or to increase the rights or diminish the obligations of Tenant thereunder, or to, in any way, be construed as giving Subtenant any greater rights than those to which the original tenant named in the Lease would be entitled or any longer time period to perform than is provided to the original tenant under the Lease.  Tenant hereby agrees that the obligations of Tenant as tenant under the Lease and this Consent shall not be discharged or otherwise affected by reason of the giving or withholding of any consent or approval for which provision is made in the Lease.  All terms, covenants, agreements, provisions and conditions of the Lease are hereby ratified and declared by Tenant to be in full force and effect, and Tenant hereby unconditionally reaffirms its primary, direct and ongoing liability to Landlord for the performance of all obligations to be performed by the Tenant as tenant under the Lease, including, without limitation, the obligations to pay all rent and all other charges in the full amount, in the manner and at the times provided for in the Lease.

7.No Further Assignment or Subletting.  Tenant and Subtenant hereby agree that the terms, conditions, restrictions and prohibitions set forth in the Lease regarding subletting and assignment shall, notwithstanding this Consent, (a) apply to the Sublease and the Subleased Premises, (b) continue to be binding upon Tenant and Subtenant with respect to all future assignments and transfers of the Lease or the Sublease, and all future sublettings of the Premises or the Subleased Premises, and (c) apply to Subtenant with the same effect as if Subtenant had been the original tenant named in the Lease.  The giving of this Consent shall not be construed either as a consent by Landlord to, or as permitting, any other or further assignment or transfer of the Lease or the Sublease, whether in whole or in part, or any subletting or licensing of the Premises or the Subleased Premises or any part thereof, or as a waiver of the restrictions and prohibitions set forth in the Lease regarding subletting, assignment or other transfer of any interest in the Lease or the Premises. Subtenant shall not assign the Sublease or sublet or license all or any part of the Subleased Premises, voluntarily or by operation of law, or permit the use or occupancy thereof by others, without the prior written consent of Landlord in accordance with the terms of the Lease.

8.No Ratification of Sublease.   Tenant and Subtenant acknowledge that Landlord is not a party to the Sublease and is not bound by the provisions thereof, and recognize that, accordingly, Landlord has not, and will not, review or pass upon any of the provisions of the Sublease.  Nothing contained herein shall be construed as an approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or a modification or waiver of any of the terms, covenants and conditions of the Lease or as a representation or warranty by Landlord.

9.Default; Remedies.   Any breach or violation of any provisions of the Lease by Subtenant (continuing beyond the expiration of applicable notice and cure periods in the Lease) shall be deemed to be and shall constitute a default by Tenant under the Lease.  In the event (a) of any default by Tenant or Subtenant in the full performance and observance of any of their respective obligations under this Consent, which default shall not be cured within thirty (30) days after notice to the party in default (with a copy of such notice delivered to the other party at the same time), or (b) any representation or warranty of Tenant or Subtenant made herein shall prove to be false or misleading in any material respect, then (i) such event may, at Landlord’s option, be deemed an Event of Default by Tenant under the Lease and (ii) Landlord may give written notice of such default to the party in violation (with a copy of such notice delivered to the other party at the same time), and if such violation shall not be discontinued or corrected within thirty (30) days after the giving of such notice, Landlord may, in addition to Landlord’s other remedies, revoke this Consent and, as between Subtenant and Landlord, Subtenant shall have no further rights with respect to the Subleased Premises.  Subject to Landlord’s right to require Subtenant to attorn or enter into a direct lease under Paragraph 3 hereof, if Subtenant shall fail to vacate and surrender the Subleased Premises upon the expiration, rejection or earlier termination (whether voluntary or involuntary) of the Lease, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term.  Subtenant expressly waives for itself and for any person claiming through or under Subtenant, any rights which Subtenant or any such person may have under 11 U.S.C. §365(h), including, without limitation, any right to remain in possession of the Premises under §365(h)(1)(A)(ii) and any right of offset under §365(h)(1)(B) against any amounts due and owing to Landlord.

10.Notices.

(a)Any notices given under this Consent shall be effective only if in writing and given in the manner notices are required to be given under the Lease, addressed to the respective party at the address set forth in the Lease with respect to Landlord and Tenant, and at the Subleased Premises with respect to Subtenant, or at such other address for such purpose designated by notice in accordance with the provisions hereof.

(b)Tenant and Subtenant shall promptly deliver to Landlord a copy of any default or termination notice sent or received by either party with respect to the Sublease.

(c)Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

11.Brokerage.

(a)Tenant represents, warrants and covenants to Landlord that Tenant has dealt with no broker in connection with the Sublease other than Cresa Boston.  In the event any claim is made against Landlord relative to dealings by Tenant with any broker in connection with the Sublease, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.  Tenant agrees that it shall be solely responsible for the payment of brokerage commissions to Cresa Boston.

(b)Subtenant represents, warrants and covenants to Landlord that Subtenant has dealt with no broker in connection with the Sublease other than Colliers International. In the event any claim is made against Landlord relative to dealings by Subtenant with any broker in connection with the Sublease, Subtenant shall defend the claim against Landlord with counsel of Subtenant's selection first approved by Landlord and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Tenant agrees that it shall be solely responsible for the payment of brokerage commissions to Colliers International.

12.Assignment of Sublease Rents.

(a)Subject to the license granted in this paragraph, Tenant hereby unconditionally and irrevocably grants, transfers, assigns and sets over to Landlord all of Tenant's interest in the rents, issues and profits of the Sublease (collectively, the “Sublease Rents”), together with full power and authority, in the name of Tenant, or otherwise, to demand, receive, enforce, collect or receipt for any or all of the foregoing, to endorse or execute any checks or other instruments or orders, to file any claims and to take any other action which Landlord may deem necessary or advisable in connection therewith; provided, that no exercise of such rights by Landlord shall release Tenant from any of its obligations under the Lease or the Sublease.  Tenant and Landlord intend that the assignment described in this Paragraph 12 shall be a present, actual, absolute and unconditional assignment; provided, however, that except to the extent specified by Landlord in a notice or demand given to Tenant and Subtenant exercising Landlord’s right to collect the Sublease Rents directly from Subtenant, Tenant shall have a license to collect the Sublease Rents, but neither prior to accrual nor more than one month in advance (except for security deposits and escalations provided for in the Sublease).  Tenant hereby irrevocably authorizes Subtenant to rely upon and comply with any such notice or demand by Landlord for the payment to Landlord of any Sublease Rents due or to become due.  Landlord shall be accountable only for the Sublease Rents actually collected hereunder and not for the rental value of the Subleased Premises.

(b)Neither this Consent nor the assignment described in this Paragraph 12 nor any action or inaction on the part of Landlord shall constitute an assumption on the part of Landlord of any duty or obligation under the Sublease, nor shall Landlord have any duty or obligation to make any payment to be made by Tenant under the Sublease or the Lease, or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which have been assigned to Landlord or to which it may be entitled hereunder at any time or times.  The collection and application of the Sublease Rents or other charges, or any other action taken by Landlord in connection therewith, shall not (i) cure or waive any default under the Lease, (ii) waive or modify any notice thereof theretofore given by Landlord, (iii) create any direct tenancy between Landlord and Subtenant, or (iv) otherwise limit in any way the rights of Landlord hereunder or under the Lease.

(c)Tenant, at its expense, will execute and deliver all such instruments and take all such action as Landlord, from time to time, may reasonably request in order to obtain the full benefits of the assignment provided for in this Paragraph 12.

(d)All Sublease Rents collected by Landlord (less the cost of collection reasonably incurred, including, without limitation, reasonable attorneys’ fees) under this Paragraph 12 will be applied against Tenant’s obligations under the Lease.

13.Miscellaneous.

(a)Remedies Cumulative.   Each right and remedy of Landlord provided for in this Consent or in the Lease shall be cumulative and shall be in addition to every other right and remedy provided for herein and therein or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise by Landlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or subsequent exercise by Landlord of any or all other rights or remedies so provided for or so existing.

(b)Landlord’s Liability.   Landlord’s liability under this Consent shall be limited to the same extent Landlord’s liability is limited under the Lease.

(c)Successors and Assigns.   The terms and provisions of this Consent shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that no violation of the provisions of this Consent shall operate to vest any rights in any successor or assignee of Tenant or Subtenant.

(d)Captions.  The captions contained in this Consent are for convenience only and shall in no way define, limit or extend the scope or intent of this Consent, nor shall such captions affect the construction hereof.

(e)Counterparts.  This Consent may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)No Privity of Estate.  It is expressly understood and agreed that, except with respect to Landlord’s election to have Subtenant attorn to or enter into a direct lease with Landlord pursuant to Section 3 above, neither this Consent nor any direct dealings between Landlord and Subtenant during the term of the Sublease (including, without limitation, the direct billing by Landlord to Subtenant of work order, or other charges relating to Subtenant's occupancy) shall create or constitute, or shall be deemed to create or constitute, privity of estate, any landlord-tenant relationship, or occupancy or tenancy agreement between Landlord and Subtenant.

(g)Binding Effect.  This Consent is offered to Tenant and Subtenant for signature and it is understood that this Consent shall be of no force and effect and shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a copy of this Consent to both Tenant and Subtenant.

(h)Review of Sublease.  To the extent permitted by the terms of the Lease, Tenant shall reimburse Landlord for any fees which may be charged by Landlord and for any costs incurred by Landlord in connection with the Sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant and legal costs incurred in connection with the granting of this Consent.  Such amounts, if any, shall be due and payable concurrently with the execution and delivery of this Consent by Tenant.

(i)Compliance with Laws.  Without limiting the obligations under the Lease, Tenant shall be responsible in connection with the Sublease, at its sole cost and expense, for performing all work necessary to comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities and insurers of the Building and other requirements of the Lease with respect to insurance obligations of Tenant.

(j)Conflict.   If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Consent or the Lease and the terms, covenants and conditions of the Sublease, then the terms, covenants and conditions of this Consent and the Lease shall prevail.  In the event that there shall be any conflict or inconsistency between this Consent and the Lease, such conflict or inconsistency shall be determined for the benefit of Landlord.

(k)Consent Limited.  This Consent shall be deemed limited solely to the Sublease, and Landlord reserves the right to consent or withhold consent and all other rights as set forth in and in accordance with the Lease with respect to any other matters.

(l)Alterations.  Tenant and Subtenant acknowledge that any additions, alterations, demolitions or improvements to be performed in connection with the Sublease shall be first approved by Landlord in accordance with the Lease and subject to all of the terms and conditions of the Lease. Without limitation, Landlord acknowledges that Subtenant plans to install new carpet and paint throughout the Subleased Premises, subject to Landlord’s approval in accordance with the Lease and subject to all of the terms and conditions of the Lease, and subject to Sublandlord’s approval in accordance with the Sublease and subject to all of the terms and conditions of the Sublease. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans in connection with the Sublease, as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for senior staff and $100.00 per hour for junior staff, plus (ii) third party expenses incurred by Landlord to review such plans and work. Upon the expiration or earlier termination of the Sublease, at Landlord’s option, Tenant and Subtenant shall at their expense remove all such additions, alterations and improvements and restore the Premises to its original condition. All contractors, vendors and service providers requiring access to the Subleased Premises or the Building shall be subject to Landlord’s prior and continuing review and approval with respect to insurance, security and operational matters. Solely between Tenant and Subtenant, the provisions of the Sublease (including without limitation Section 17) shall control and determine their respective responsibility for removal or restoration of any improvement or alteration in the Subleased Premises.

(m)Terms.  Terms defined in the Lease and used, but not defined, herein shall have the meanings ascribed to them in the Lease.

(n)Entire Agreement.   This Consent contains the entire agreement of the parties with respect to the matters contained herein and may not be modified, amended or otherwise changed except by written instrument signed by the parties sought to be bound.

(o)Partial Invalidity.  If any term, provision or condition contained in this Consent shall, to any extent, be invalid or unenforceable, the remainder of this Consent, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and  every other term, provision and condition of this Consent shall be valid and enforceable to the fullest extent possible permitted by law.

(p)Attorneys' Fees.  If any party commences litigation for the specific performance of this Consent, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred.

(q) Authority.  Tenant and Subtenant each respectively represent, warrant and covenant to Landlord that (i) each is a duly formed and existing entity qualified to do business in the jurisdiction in which the Building is located and (ii) each has full right, power and authority to enter into this Consent and that the persons or person executing this Consent on behalf of Tenant and Subtenant, as the case may be, are duly authorized to do so.

(r)Governing Law.   This Consent shall for all purposes be construed in accordance with, and governed by, the laws of the jurisdiction in which the Building is located.

(s)OFAC.  As an inducement to Landlord to enter into this Consent, Subtenant hereby represents, warrants and covenants to Landlord that:  (i) Subtenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Consent or any further subletting, if, and to the extent, permitted hereunder, of all or any portion of the Subleased Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation.  In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Subtenant of the foregoing shall be deemed a default by Subtenant under Paragraph 9 above, and shall be covered by the indemnity provisions of the Lease, and (y) the representations, warranties and covenants contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Sublease.

(t)Profits.  Landlord and Tenant acknowledge and agree that any “Assignment/Sublease Profits” (as such term is defined in the Lease) associated with the Sublease shall be paid to Landlord as determined by Landlord in accordance with the terms of the Lease.

[Signatures on next page.]

EXECUTED under seal as of the date and year first above written.

WITNESS:	landlord:

BP 140 KENDRICK STREET PROPERTY LLC, a Delaware limited liability company

BY: BP 140 KENDRICK STREET LLC, a Delaware limited liability company, its managing member

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its managing member

BY: BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

By:
Name:
Title:

WITNESS:	TENANT:

PTC INC., a Massachusetts corporation

By:
Name:
Title:

WITNESS:	SUBTENANT:

STEALTH BIOTHERAPEUTICS INC.

By:
Name:
Title:

Exhibit A

The Sublease

By and Between

PTC INC.

(“Sublandlord”)

and

STEALTH BIOTHERAPEUTICS INC.

(“Subtenant”)

140 Kendrick Street
Needham, Massachusetts

THIS SUBLEASE (the “Sublease”) is made and entered into as of this   15th   day of July, 2020 by and between PTC INC., a corporation organized under the laws of the Commonwealth of Massachusetts (“Sublandlord”) and STEALTH BIOTHERAPEUTICS INC. , a corporation organized under the laws of the ___State of Delaware____ (“Subtenant”).]

BASIC LEASE PROVISIONS.

A.	“Building”: The building designated as Building A located at:

140 Kendrick Street
Needham, Massachusetts 02494

B.	Subtenant’s Address:

Prior to Commencement Date:

Stealth BioTherapeutics Inc.

275 Grove Street
Suite 107
Newton, Massachusetts 02466

Attention: Brenda Chin

After Commencement Date:

Stealth BioTherapeutics Inc.

140 Kendrick Street
Needham, Massachusetts 02494

C.	Sublandlord’s Address (for notices):

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention: VP, Corporate Real Estate;

and

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention: EVP, General Counsel

With copies to:

D.	“Prime Landlord”: BP 140 Kendrick Street LLC
E.	Prime Landlord’s Address (for notices):

BP 140 Kendrick Street LLC
c/o Boston Properties Limited Partnership
Prudential Center
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199-8103

with a copy to:

BP 140 Kendrick Street LLC
c/o Boston Properties Limited Partnership
Prudential Center
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199-8103
Attention: Regional General Counsel

F.	Identification of Prime Lease and all presently-existing amendments thereto as of the date hereof:

Indenture of Lease dated as of December 14, 1999 (the “Original Lease”), by and between Boston Properties Limited Partnership (“Original Prime Landlord”) and Parametric Technology Corporation (“Original Tenant”), respecting the real property at 140 Kendrick Street, Needham, Massachusetts (as more-fully described herein, the “Property”), as amended and affected by the following: (i) that certain letter agreement by and between Original Prime Landlord and Original Tenant dated as of April 25, 2000 (the “First Amendment”); (ii) that certain Second Amendment to Lease agreement by and between Original Prime Landlord and Original Tenant dated as of November 30, 2001 (the “Second Amendment”); (iii) that certain Agreement by and between Original Prime Landlord and Original Tenant dated July 6, 2006 (the “July 2006 Letter Agreement”); (iv) that certain Third Amendment to Lease by and between Original Prime Landlord and Original Tenant dated October 27, 2010 (the “Third Amendment”); (v) that certain letter agreement dated as of April 13, 2012 (the “April 2012 Letter Agreement”) by and between Original Tenant and Prime Landlord, as successor to BP 140 Kendrick Street LLC and Original Landlord pursuant to a certain Second Assignment of Lease dated as of June 11, 2001 (the “Second Assignment”); (vi) that certain Fourth Amendment to Lease by and between Prime Landlord and Original Tenant dated July 20, 2012 (the “Fourth Amendment”); (vii) that certain Acknowledgement of Merger and Change of Name by and between Prime Landlord and Sublandlord, as successor-by-merger to Original Tenant, dated as of February 19, 2013 (the “Acknowledgment of Merger”); (viii) that certain letter agreement by and between Master Landlord and Sublandlord dated as of June 23, 2014 (the “June 2014 Letter Agreement”); and (ix) that certain Fifth Amendment to Lease by and between Prime Landlord and Original Tenant reducing a portion of the Premises, dated April 10, 2020 (the “Fifth Amendment”). All of the foregoing documents set forth in this Section 1F are hereby referred to collectively as the "Prime Lease".

G.	“Term”: The period of time beginning on the Delivery Date and ending on the Expiration Date, subject to earlier termination as provided in this Sublease.
H.	“Delivery Date”: November 1, 2020.
I.	“Commencement Date”: the Delivery Date.
J.

“Expiration Date”: October 31, 2022, However, notwithstanding the foregoing, in the event Subtenant executes and delivers a direct lease with Prime Landlord for occupancy of the entire Premises commencing on December 1, 2022 and delivers a copy thereof to Sublandlord, and in connection therewith Prime Landlord releases Sublandlord in writing from any obligation to remove property or otherwise restore the Premises upon expiration of the Prime Lease, the Term hereunder shall be deemed extended through November 30, 2022, subject to earlier termination as provided in this Sublease.

K.	“Annual Fixed Rent”: For the period commencing on the Commencement Date and ending on the Expiration Date, as set forth in the table below. Annual Fixed Rent for any partial month shall be pro-rated.
L.	Base Rent:
Period	Annual Fixed Rent	Monthly Installment
Commencement Date through January 31, 2021	$0.00	$0.00
February 1, 2021 – October 31, 2022	$151,275.00	$12,606.25

M.	Payee of Rent: Sublandlord.
N.	Operating Expenses:

Taxes and Operating Expenses for the Premises are included in the Base Rent.

O.	Address for Payment of Rent:

By electronic funds transfer to the following account:

P.

Description of Premises:  A stipulated 6,051 rentable square feet located on the second floor of Building C, as depicted on Exhibit A attached hereto.   Additionally, at Subtenant’s request, subject to availability and for an additional fee of $150.00 per month, an approximately 150 square foot storage room will be provided in Building C.

Q.	Security Deposit: As provided in Section 38.
R.	“Permitted Use”: general office use in keeping with a first-class office building and for no other purpose.
S.	“Broker(s)”: Cresa Boston (representing Sublandlord) and Colliers (representing Subtenant).
T.	Exhibits:

Exhibit A – Description of Premises

Exhibit B – Form of Prime Landlord Consent

2.PRIME LEASE.  Sublandlord is the tenant under a Prime Lease (as described and amended as specified in Section 1(F), collectively, and as the same may be further amended and/or supplemented from time to time, the “Prime Lease”) with the Prime Landlord (identified in Section 1(D)).  Sublandlord represents to Subtenant that, to Sublandlord’s actual knowledge, such copy of the Prime Lease delivered to Subtenant (with the redactions as included therein) is true, correct and complete in all material respects that could reasonably be expected to affect Subtenant’s rights or obligations under this Sublease.  Subtenant hereby acknowledges that Sublandlord has delivered to Subtenant a copy of the Prime Lease, except that portions of the Prime Lease have been redacted with respect to terms and provisions proprietary to Sublandlord. The premises leased to Sublandlord under the Prime Lease, as same may be modified from time to time, are referred to herein as the “Prime Lease Premises”.

3.SUBLEASE.  Sublandlord, for and in consideration of the Rent herein reserved and of the covenants and agreements herein contained on the part of the Subtenant to be performed, hereby subleases to the Subtenant, certain space described in Section 1(Q) (the “Premises”) and

Subtenant hereby subleases the Premises from Sublandlord upon the terms, covenants and agreements herein contained. As appurtenant to its use of the Premises, and at no additional cost or expense, Subtenant shall have the right, on a non-exclusive and first-come, first served basis with Sublandlord and other subtenants of Sublandlord in the Building and in the Property, to use the common facilities and areas of the Building and the Property, as designated from time to time by Sublandlord, for their intended purposes, in each case so long as such common facilities and areas shall exist.  Such common facilities shall include the property’s fitness center, conference room (if and when placed into service) and (if and when placed into service), the property’s cafeteria.  Sublandlord shall maintain interior access for Subtenant to access these amenities, subject to the provisions of this Sublease.   Prime Landlord is renovating the cafeteria with estimated completion date in the Summer of 2021. The Prime Landlord will be providing a temporary food service to be located in one of the common lobbies for all tenants in the complex to use until the new cafeteria is open.

4.TERM.

4.1The Term of this Sublease shall commence on the Commencement Date, provided, however, that upon reasonable prior written notice to Sublandlord, Subtenant shall be permitted to have reasonable access to the Premises commencing on a date reasonably designated by Sublandlord (the “Early Access Date”) prior to the Commencement Date for the purpose of architect’s inspections, design and installation of cabling, and similar activities preparatory to Subtenant’s commencement of business operations in the Premises, which activities shall be conducted by Subtenant in such a manner so as to not interfere with or delay the performance of Sublandlord’s Work (and any such interference or delay caused by such early access shall be deemed a “Tenant Delay” under Section 5.3).  All of the terms and conditions of this Sublease (including, without limitation, the obligations to maintain insurance and to pay for utilities) shall apply to Subtenant’s occupancy of the Premises from and after the Early Access Date, except that Subtenant shall have no obligation to pay Annual Fixed Rent for any period prior to the Commencement Date.  The Term shall expire on the Expiration Date unless sooner terminated as otherwise provided elsewhere in this Sublease. If Sublandlord fails to give Subtenant possession of the Premises on the Commencement Date, Sublandlord shall have no liability to Subtenant, and this Sublease shall remain in full force and effect according to its terms, but the Term and the Rent shall not commence until the Commencement Date occurs hereunder.

4.2Anything herein to the contrary notwithstanding, if the Prime Lease shall be terminated during the Term hereof for any reason whatsoever, this Sublease shall terminate upon such termination with the same force and effect as if such termination date had been named herein as the date of expiration hereof; provided, however, that Sublandlord covenants and agrees that it shall not voluntarily terminate the Prime Lease (or surrender to Prime Landlord any portion of the Prime Lease Premises that is sublet to Subtenant hereunder or is necessary for utility service and/or access to and from the Premises) during the Term unless the then owner of the Building has entered into a direct lease with Subtenant on substantially the same net economic terms and conditions as this Sublease (or where Sublandlord agrees in writing to compensate Subtenant for the difference) ; and provided, further, that the foregoing shall not be interpreted to prohibit Sublandlord from modifying the Prime Lease in any manner that does not materially adversely affect the rights or materially increase the obligations of Subtenant under this Sublease.

5.PREPARATION OF PREMISES FOR OCCUPANCY.

5.1Except as expressly provided herein, Sublandlord shall have no obligation to do any work in the Premises preparatory to Subtenant’s occupancy, and Subtenant agrees that all portions of the Premises shall, other than performance of Sublandlord’s Work, be delivered “AS IS” on the Delivery Date with all Building systems in good working order.  Except as expressly set forth in this Lease, no representations or warranties are made herein by Sublandlord regarding the Premises or the Property, including, without limitation, as to the physical condition thereof and/or the suitability of the Premises or the Property for Subtenant’s use, or any compliance with applicable law.

5.2Sublandlord agrees to remove all existing furniture within the Premises and to have all carpeted areas professionally cleaned prior to the Delivery Date. Additionally, Sublandlord shall remove all technology equipment from the server room but shall leave all cabling and patches.

5.3Subtenant shall be responsible for the performance of any leasehold improvements in the Premises, made by Subtenant or its designee, required for its use and occupancy, which shall be performed in compliance with the provisions hereof and with all applicable provisions of the Prime Lease applicable to the making of improvements, additions or alterations in the Premises.  Such work shall be performed at Subtenant’s sole cost and expense.  Any leasehold improvements to be made by Subtenant shall be subject to obtaining the prior approval of the Prime Landlord (where required by the prime Lease) and Sublandlord.  Sublandlord agrees to submit Subtenant’s request for any such approval to Prime Landlord and will convey to Subtenant any requests from Prime Landlord for further information in respect thereof. Subtenant accepts responsibility, at its sole cost and expense, for complying with all laws applicable to the interior of the Premises including, without limitation, the Americans With Disabilities Act (42 U.S.C. §1201 et seq.) and obtaining all required permits and licenses as they relate to Subtenant’s use of the Premises and any leasehold improvements, alterations or additions therein to be made by Subtenant.

5.4BUILDING SECURITY.  Access for the Premises and the Property shall be via a card reader system or similar device, and in the event that such system fails to operate on any occasion Sublandlord shall provide access to the Premises through a reasonable alternative means. Subtenant acknowledges and agrees that access to the Building (and other portions of the Property) and access to and use of the Premises are subject at all times to security procedures that the Prime Landlord or Sublandlord, or both, may impose from time to time following prior written notice to Subtenant. Sublandlord agrees to act reasonably with respect to establishment and application of its security procedures, including reasonable prior notice of changes in any such procedures to the extent practicable.  If Sublandlord requires, Subtenant agrees to furnish to the Prime Landlord and Sublandlord a personnel list for its employees who are permitted access to the Premises and such other information as the Prime Landlord or Sublandlord may reasonably request, which information shall be updated from time to time by Subtenant to enable any Building or Property security service to identify those personnel of Subtenant who are entitled to access; provided, however, that neither Sublandlord nor Prime Landlord shall be responsible for the denial of access to those persons not reasonably identifiable as approved personnel or invitees of Subtenant. Subtenant acknowledges and agrees that access to the Building, appurtenant areas, and the Premises is subject at all times to such security procedures, including, without limitation, required evacuation in the event of an emergency and in such event, Subtenant shall not be entitled to an abatement of Rent nor shall Subtenant have any claim for constructive eviction.  Sublandlord may from time to time provide additional security services to the Building and the Prime Lease Premises, including, without limitation, one or more manned or unmanned security stations, security patrols, security cameras and video-monitoring, all as Sublandlord may deem necessary or proper in its commercially reasonable discretion. Sublandlord shall provide to Subtenant up to forty-five (45) access cards to the Building and the Premises at no cost to Subtenant, provided the same are requested by Subtenant (with applicable employee names) not later than September 30, 2020. Thereafter, Subtenant shall pay to Sublandlord the actual cost incurred by Sublandlord to provide key cards or access cards to Subtenant for its employees (and any replacements thereof), together with Subtenant’s share of all other costs and expenses incurred by Sublandlord during the Term in connection with any security measures, services and equipment implemented at Subtenant’s request or otherwise for the sole benefit of Subtenant. Such amounts shall be payable within thirty (30) days following Sublandlord’s monthly written invoices to Subtenant for the same, or at Sublandlord’s option Sublandlord may require Subtenant to pay estimated installments on account of such security costs, subject to annual reconciliation at the same time and in the same manner as additional rent is determined under Section 7 hereof.

6.SUBTENANT’S USE; ACCESS.  The Premises shall be used and occupied only for the Permitted Use set forth in Section 1(S).  Anything herein to the contrary notwithstanding, uses prohibited under the Prime Lease are not permitted hereunder and all restrictions on use in the Prime Lease shall be applicable to any use of the Premises by Subtenant.  Subject to security procedures instituted by the Sublandlord or Prime Landlord, or both, from time to time to prevent unauthorized access to the Building and appurtenant areas, Subtenant shall have access to the Premises by means of at least one (1) elevator twenty four (24) hours per day, seven (7) days per week, fifty two (52) weeks per year

7.RENT.   Beginning on the Commencement Date, Subtenant agrees to pay the Annual Fixed Rent set forth in Section 1(L) to the Payee specified in Section 1(M), by ACH transfer in accordance with the instructions provided in Section 1(O)), or to such other payee or at such other address as may be designated by notice in writing from Sublandlord to Subtenant, without prior demand therefor and without any deduction or set off whatsoever.  Annual Fixed Rent shall be paid in monthly installments (as set forth in Section 1(L)) in advance on the first day of each month of the Term after the Commencement Date.  Annual Fixed Rent shall be pro-rated for any partial months at the beginning and end of the Term.  Any amount due from Subtenant to Sublandlord under this Sublease that is not paid when due shall bear interest from the due date at the lesser of (i) three percent (3%) above the prime rate as reported in The Wall Street Journal on the date closest to the date such payment was required to be made hereunder and (ii) the highest legal rate permitted under the laws of the Commonwealth of Massachusetts (the “Interest Rate”), such interest to accrue from the date due until paid unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Subtenant under this Sublease.  Notwithstanding the foregoing, Sublandlord agrees to waive the payment of interest as provided in the immediately preceding sentence with respect to the first late payment of Rent during the Term.  Sublandlord shall also be entitled, on account of a failure by Subtenant to make any payment when due (except with respect to the first late payment of Rent during the Term), to charge as Additional Rent a fee equal to five percent (5%) of the amount due as compensation for Sublandlord’s administrative costs in investigating and collecting such late payment.

8.SUBTENANT’S OBLIGATIONS.  From and after the Early Access Date, if any (and if none, from and after the Commencement Date), Subtenant shall also be responsible for the following at its own cost and expense:

(a)All utility consumption costs relating to utilities consumed by Subtenant in the Premises, in each case in an amount not greater than the actual cost for the same incurred by Sublandlord, including without limitation, electric and other charges incurred in connection with lighting and providing electrical power to the Premises, which the parties agree shall be charged to Tenant at a fixed rate of One and 75/100 Dollars ($1.75) per rentable square foot of the Premises per annum, payable in equal monthly installments of $882.44 at the same time and in the same manner as Tenant’s payment of Annual Fixed Rent, provided, Tenant uses electricity for ordinary general office purposes only and without exceeding the standard electricity service provided by Landlord as set forth in Exhibit C to the Prime Lease (and if Tenant uses electricity for any other purpose, equipment other than ordinary office machines, or otherwise exceeds such standards, then Landlord may require that Tenant pay to install a check meter(s) or submeter(s) to measure Subtenant’s usage, and in such event Tenant shall be obligated to pay the actual cost of its electricity consumption as shown on such meter or meters), Subtenant shall hold Sublandlord harmless from all costs or expenses Sublandlord may incur from Subtenant’s failure to pay utility bills or to perform any of its obligations with respect to the purchase of utilities.

(b)All maintenance, repairs and replacements as to the Premises and its equipment, to the extent Sublandlord is obligated to perform or pay for the same, or both, as the tenant under the Prime Lease.  Subtenant shall also reimburse Sublandlord as Additional Rent for the cost of any such obligations performed by the Prime Landlord at the expense of Sublandlord, if and to the extent required by reason of Subtenant’s failure to perform the same.

(c)The cost of any license or roof rights for Subtenant in connection with telecommunications equipment as provided in Section 31 hereof.

(d)The cost of any after-hours HVAC (i.e., outside of the standard hours described in Exhibit C to the Prime Lease) and utility costs that are requested by Subtenant as provided in Section 27 hereof.

(e)special cleaning services for removal of rubbish and for daily and other desired or required cleaning of the Premises over and above cleaning services (if any) required to be provided by Sublandlord hereunder.

9.QUIET ENJOYMENT.  Sublandlord represents that it has full power and authority to enter into this Sublease, subject to the obtaining of the consent of the Prime Landlord, if and to the extent required under the Prime Lease.  So long as Subtenant is not in default in the performance of its covenants and agreements in this Sublease, Subtenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord, subject to the terms of this Sublease and the Prime Lease as incorporated herein.

10.SUBTENANT’S INSURANCE.  Subtenant shall procure and maintain, at its own cost and expense and unless the Prime Landlord shall agree to lesser limits and coverage, such commercial general liability and other insurance as is required to be carried by Sublandlord under the Prime Lease as it relates to the Premises, naming Sublandlord as well as Prime Landlord, Prime Landlord’s managing agent and any mortgagee or other additional insureds designated by Sublandlord or the Prime Landlord of which Subtenant shall have had notice, in the manner required therein. However, for the purposes hereof it is agreed that the limit of Subtenant’s commercial general liability insurance shall be $5 million per annum, combined single limit. Unless the Prime Landlord agrees to waive or permit lesser coverage and limits, Subtenant shall also procure and maintain, at its own cost and expense, such property insurance as is required to be carried by Sublandlord under the Prime Lease, to the extent such property insurance pertains to the Premises, its contents, or both.  Subtenant shall furnish to Sublandlord a certificate evidencing Subtenant’s insurance coverage required hereunder, together with actual copies of all endorsements to Subtenant’s policies, not later than ten (10) days prior to Subtenant’s taking possession of the Premises and thereafter, when and as amended or replaced, with copies of Subtenant’s insurance policies, or applicable provisions thereof, following Sublandlord’s written request therefor from time to time for reasonable cause (including, without limitation, in connection with the adjustment of any claim relating to Subtenant or the Premises).  Subtenant agrees to obtain, for the benefit of Sublandlord, the Prime Landlord, its managing agent, any mortgagee or other Additional Insureds designated by the Prime Landlord of which Subtenant shall have had notice, such waivers of subrogation rights from its insurers) as are required of Sublandlord under the Prime Lease. Sublandlord agrees to obtain for the benefit of Subtenant a waiver from its insurer(s) of its right of subrogation. Sublandlord agrees to use commercially reasonable efforts to obtain from the Prime Landlord a waiver of claims for insurable property damage losses and an agreement from the Prime Landlord to obtain a waiver of subrogation rights in the Prime Landlord’s property insurance, if and to the extent that the Prime Landlord waives such claims against Sublandlord under the Prime Lease or is required under the Prime Lease to obtain such waiver of subrogation rights. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance.  Subtenant hereby waives claims against the Prime Landlord and Sublandlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against the Prime Landlord under the Prime Lease.  Anything herein to the contrary notwithstanding, Subtenant shall obtain and maintain in force such additional insurance coverage, including terrorism insurance, and shall increase the limits of coverage herein provided as the Prime Landlord may from time to time require pursuant to the Prime Lease.

11.ASSIGNMENT OR SUBLETTING.

11.1Except as provided herein, Subtenant shall not, without the express written consent of Sublandlord (which may not be unreasonably withheld by Sublandlord, it being agreed by Subtenant  that failure of the Prime Landlord to provide its consent is a reasonable basis for Sublandlord to withhold its consent) and of the Prime Landlord (to the extent required of subtenants pursuant to the Prime Lease), (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Subtenant.  In addition, for the purposes of this Sublease, the sale or transfer (which term shall include, without limitation, the exchange, issuance and redemption) of fifty-one percent (51%) or more, or such smaller percentage as would result in a change in the voting control of Tenant (whether such sale or transfer occurs at one time or at intervals so that, in the aggregate, over the Term of this Sublease, such transfer shall have occurred) shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Sublease and shall be governed by the provisions of this Article 12. If Sublandlord consents thereto, and Sublandlord would have the right to enter into such assignment or sublease under the terms and conditions of the Prime Lease, Sublandlord shall use commercially reasonable efforts to obtain the consent of the Prime Landlord if and to the extent required by the terms of the Prime Lease.  Any reasonable cost of obtaining the Prime Landlord’s consent and Sublandlord’s consent including, without limitation, attorneys’ fees and disbursements, shall be borne by Subtenant, provided such amount does not exceed one thousand five hundred dollars ($1,500.00).  The granting by Sublandlord and the Prime Landlord of consent to a sublease, assignment or other transfer or occupancy in any one instance shall not relieve the Subtenant of the obligation to obtain such consent to any further such transaction.

11.2No permitted assignment or transfer of the subleasehold interest, whether or not consent is required, shall be effective and no permitted sublease, occupancy or other transfer shall commence (i) if an Event of Default (as hereinafter defined) by Subtenant shall have occurred or (ii) if a condition or event then exists which, with or without notice or the lapse of time, or both, would if not cured constitute an Event of Default by Subtenant, unless and until such condition or event shall have been cured within the applicable cure period, if any.  No assignment, subletting, other transfer or occupancy shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment, subletting, other transfer or occupancy had been made.

11.3If Subtenant desires to assign, sublet, permit another to occupy or transfer (except to a Permitted Transferee) as of a date certain (the “Termination Date”) the entire Premises or a portion thereof (the “Offered Premises”) for the balance of the Term (collectively, to ‘Sublet”).  Subtenant shall so inform Sublandlord in writing (a “Notice of Intent to Sublet”).  Sublandlord shall have the right, by notice given within thirty (30) days after receipt of a Notice of Intention to Sublet, to require Subtenant to surrender the Offered Premises upon the Termination Date.  Subtenant shall be required to have entered into a definitive agreement with the proposed transferee as a condition to requesting such consent.  Failure by Sublandlord to respond within such thirty (30) day period shall be deemed a waiver of Sublandlord’s right to require surrender.  If Sublandlord shall elect to require surrender of the Offered Premises, then the Sublease with respect to such Offered Premises shall expire on the Termination Date and the Sublease shall be amended as of the Termination Date to reflect the surrender.  Subtenant shall be responsible for the cost of constructing or reconstructing of demising walls and a public corridor and code required entrances and egresses to the public corridor and other modifications, if necessitated by reason of the surrender of the Offered Premises or as otherwise required by law.

11.4If Sublandlord shall not exercise its right to require surrender of the Offered Premises or is deemed not to have done so, then Subtenant shall have the right, subject to obtaining Sublandlord’s and the Prime Landlord’s consent (if required by the Prime Lease) pursuant to paragraph (a) hereof, to assign, sublease, permit occupancy by another or otherwise transfer the portion of the Premises proposed to be assigned, sublet, transferred or occupied.  In the event of any such assignment, sublease or other transfer, Subtenant shall pay to Sublandlord, as Additional Rent each month, fifty percent (50%) of the entire amount of the Excess Income (as hereinafter defined), received by Subtenant with respect thereto.  Subtenant shall be responsible, at its own expense, for payment of all costs and expenses related to the assignment, sublease, occupancy or other transfer, including, without limitation, broker’s and legal fees and the cost of fixing up the space, including, without limitation, the cost of constructing demising walls, corridors and code required entrances and egresses and such other modifications, if necessary or as may be required by law or by reason of the demise of space.  The term “Excess Income” shall mean the amount, if any, by which (A) the consideration received by Subtenant each month with respect to any such further subletting (or with respect to an assignment or other transfer, the amount of any consideration paid to or benefit received by Subtenant with respect to an assignment or other transfer), including any amount specifically paid on account of leasehold improvements less all reasonable costs incurred by Subtenant in connection with such subletting or transfer, including without limitation legal fees, broker commissions, allowances, free rent and other concessions, exceeds (B) the sum of (i) the amount of the monthly installment of Annual Fixed Rent payable by Subtenant under this Sublease and (ii) the amount of Additional Rent payable under this Sublease (pro rated monthly).  Subtenant shall furnish Sublandlord upon request with a detailed statement certified by an officer of Subtenant showing the amount of rental or other consideration received and such additional documentation of Excess Income as Sublandlord may reasonably request.

11.5Any transferee of Subtenant must be of a character, creditworthiness and engaged in a business which is of a first class nature.  There shall not be more than two (2) subtenants (including Subtenant) (or such lesser number as Prime Landlord may require) in the Premises.

11.6If this Sublease be assigned or if the Premises or any part thereof be sublet or occupied by any person other than the Subtenant, Sublandlord may, upon an Event of Default by Subtenant at any time and from time to time, and while the same is continuing, collect Annual Fixed Rent and Additional Rent from the assignee, subtenant or occupant and apply the net amount collected to the amounts then due and thereafter becoming due hereunder, but the collection of such rental shall in no event be construed as consent to any assignment, sublease or other transfer or acceptance of the assignee, subtenant, or occupant nor the release of Subtenant from the performance by Subtenant of covenants on its part herein contained nor the waiver of any right or remedy of Sublandlord.

11.7The provisions of this Section 12 shall survive termination or expiration of this Sublease.

12.RULES.  Subtenant agrees to comply with all reasonable rules and regulations that Sublandlord or Prime Landlord has made or may hereafter from time to time make for the Building and the Property.  Sublandlord shall not be liable in any way for damage caused by the non-compliance by any of the other tenants of the Property of such rules and regulations. Sublandlord agrees to use commercially reasonable efforts to enforce the rules and regulations in a non-discriminatory manner, unless the context reasonably requires otherwise.

13.REPAIRS AND COMPLIANCE.  Subtenant shall promptly pay for the costs incurred with respect to its obligations set forth in Section 8 hereof and Subtenant shall, at Subtenant’s own expense, comply with all laws and ordinances and all orders, rules and regulations of all public authorities and all requirements of all insurers at any time now or hereafter in effect and applicable to the Premises or to Subtenant’s occupancy or particular use or manner of use thereof and with all obligations imposed on Sublandlord under the Prime Lease applicable to the Premises or to Subtenant’s occupancy during the Term of this Sublease, except that Subtenant shall not hereby be under any obligation to comply with any law, ordinance, rule or regulation requiring any structural alteration of or in connection with the Premises, unless such alteration is required by reason of Subtenant’s particular use or manner of use of the Premises, or is a condition which has been created by or at the sufferance of Subtenant, or is required by reason of a breach of any of Subtenant’s covenants and agreements hereunder.  As used herein “structure” or “structural” shall have the definition ascribed to it in the Prime Lease or if no specific definition is given therein “structure” or “structural” shall mean that portion of the Building which is integral to the integrity of the Building as an existing enclosed unit and shall, in any event, include footings, foundation, outside walls, skeleton, bearing columns and interior bearing walls, floor slabs, roof and roofing system.

14.FIRE OR CASUALTY OR EMINENT DOMAIN.  In the event Sublandlord is entitled under the Prime Lease to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, in each event to the extent affecting the Premises, the parties shall equitably adjust the abatement as between themselves, based on the relative impact, if any, of the fire or other casualty or taking, as the case may be, on the Premises and on other areas of the Building subject to the Prime Lease.  If (a) the Premises or Building are substantially damaged by fire, or (b) all or part of the Premises or Building are taken and in either case (i) the Prime Lease is not terminated as a result thereof, (ii) such damage or taking shall materially interfere with Subtenant’s use of or access to the Premises and (iii) such damage is not repaired within the applicable periods set forth in the Prime Lease, Subtenant may terminate this Sublease to the same extent as afforded to Sublandlord under the applicable provision of the Prime Lease.  Any notice to terminate shall be given no later than ten (10) business days after the date by which the damage was required to be repaired.  If Subtenant shall give such notice, then this Sublease shall terminate on the date specified in the notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

15.ALTERATIONS.  Subtenant shall not make any alterations in or additions to the Premises or the Building (“Alterations”), unless expressly consented to in writing by Sublandlord and, where required under the Prime Lease, of the Prime Landlord.  Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to Alterations that are non-structural in nature, do not affect any Building systems, and cost, in the aggregate, less than $50,000.00. Sublandlord agrees to use commercially reasonable efforts to obtain such consent from the Prime Landlord, where such consent is required pursuant to the Prime Lease.  If Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant shall perform the same at its sole cost and expense and comply with all of the covenants and obligations of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations.  In the performance of any Alterations, Subtenant shall maintain harmonious labor relations. In addition to compliance with the requirements of the Prime Lease, whether or not Sublandlord’s approval for such Alterations shall be required, Subtenant shall also (i) procure all necessary governmental permits, licenses and certificates, (ii) make all required filings of plans with governmental authorities before making any Alterations, (iii) obtain all required governmental approvals upon the completion thereof, and (iv) deliver copies to Sublandlord of all partial and final executed lien waivers from Subtenant’s general contractor and subcontractors in standard AIA form satisfactory to Sublandlord, and upon completion of any Alterations, Subtenant shall deliver to Sublandlord (A) an architect’s certificate from Subtenant’s architect certifying that the Alterations have been completed substantially in accordance with the plans and specifications therefor and (B) three (3) complete “as built” or field marked sets of Subtenant’s plans and specifications prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium reasonably approved by Sublandlord and generally used in the industry).  Subtenant shall indemnify, defend and hold harmless Sublandlord and Prime Landlord, or either or both of them as applicable, against all liability, loss, cost, damage, liens and expense incurred by Sublandlord or the Prime Landlord, or both, arising out of the performance of Alterations by Subtenant.

16.SURRENDER; RESTORATION.

16.1Upon the expiration of this Sublease, or upon the sooner termination of this Sublease or of the Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, (except as hereafter provided) to Sublandlord in good order, condition and repair, subject to ordinary wear and tear and damage by fire or other casualty.  Such improvements shall include all plumbing, lighting, electrical, heating, and ventilating fixtures and equipment used in the operation of the Premises (as distinguished from Subtenant’s Trade Fixtures, as described in Section 17 of this Sublease).  Subtenant shall also surrender to Sublandlord all keys and keycards to the Premises and/or the Building.

16.2

(a)If Subtenant is permitted, with consent of Sublandlord and the Prime Landlord, to construct or install any Alterations  in the Premises, Subtenant shall, upon expiration or early termination of the Term of this Sublease, at its sole cost and expense, cause all such Alterations to be removed and all portions of the Premises restored substantially to their condition prior to the installation of such Alterations, unless Sublandlord and Prime Landlord give specific consent to Subtenant that specified Alterations designated in such consent may remain, in which case such Alterations shall become a part of and shall remain upon the Premises upon such expiration or early termination without compensation, allowance, or credit to Subtenant.

(b)Subtenant shall also at its expense remove, whether or not so designated at the time consent is given, all voice and data systems and related cabling and wiring and all security systems and devices installed by or for it at the Premises, unless and to the extent that the Prime Landlord otherwise agrees in writing.  After any such removal in accordance with the foregoing, Subtenant shall repair and restore the Premises in a good and workmanlike manner.

(c)If the Prime Landlord requires removal of any Alterations, as provided in this Section 16 and Subtenant does not cause such removal in accordance with this Section 16, Sublandlord may, at Subtenant’s expense, remove the same (and repair any damage occasioned thereby) and dispose of the same, or at its election, deliver the same to any other place of business of Subtenant, or warehouse the same.  Subtenant shall pay the costs of such removal, repair, delivery and warehousing on demand and shall hold harmless and defend Sublandlord from any cost or expense it incurs due to Subtenant’s breach of this Section 16.2(c).

(d)If Sublandlord is required under or pursuant to the terms of the Prime Lease to remove any Alterations performed by Sublandlord prior to the Expiration Date under the Prime Lease, Subtenant shall permit Sublandlord to enter the Premises for a reasonable period of time prior to the expiration of the Sublease for the purpose of removing Sublandlord’s Alterations and restoring the Premises as required.  The terms and provisions of this Section 16 shall survive the termination or expiration of this Sublease.

17.REMOVAL OF SUBTENANT’S PROPERTY.  Upon the expiration or sooner termination of this Sublease, Subtenant shall remove all Subtenant’s personal property, whether owned or leased, including, without limitation, Subtenant’s furniture, business machines and equipment, signage, telecommunications equipment and other moveable installations not integral to operation of the Building (“Trade Fixtures”).  Subtenant shall also (a) remove any cabling installed by Subtenant, and (b) repair any injury or damage to the Premises which may result from such removal of Trade Fixtures and cabling and shall restore the Premises to the same condition as prior to the installation thereof.  Any property of Subtenant remaining after expiration or termination of this Sublease shall, without limiting any of Sublandlord’s other rights or remedies under this Sublease, be conclusively deemed to have been abandoned by Subtenant and Sublandlord may, at its election, (i) retain the same or sell the same as its property, in either case without compensation to Subtenant or (ii) deliver the same, to any other place of business of Subtenant, or warehouse the same for the account and at the expense of Subtenant, or (iii) otherwise dispose of the same as Sublandlord shall see fit.   Subtenant shall pay on demand all costs reasonably incurred by Sublandlord in connection with the disposition of such property, including, without limitation, the reasonable cost of removal (and repair of damage to or the cost of restoration of the Premises caused by such removal) and all costs of delivery and warehousing, if applicable.

18.HOLDING OVER.  Subject to Subtenant’s rights as defined in Section 1. L herein, Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease for any reason or after termination of Subtenant’s right to possession in consequence of an Event of Default hereunder.  In the event Subtenant or any person claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises and to recover damages, including without limitation, any damages payable by Sublandlord to Prime Landlord by reason of such holdover.  In addition to and without limitation of the foregoing, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, use and occupancy charges at a rate equal to one and a half (1.5) times the rate of Annual Fixed Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant’s right to possession.  The acceptance by Sublandlord of payment of such damages on account of a holdover shall not be construed as creating any new tenancy or recognizing any continued right to use and occupy the Premises after expiration or termination of the Term, except as a tenancy at sufferance, and acceptance of any lesser sum by Sublandlord shall not be construed to be in satisfaction of damages for such holding over, but only as a payment on account.  Additionally, if Subtenant remains in occupancy beyond November 30, 2022, then Subtenant shall be subject to all the obligations of the Sublandlord’s obligations under the Master Lease specifically the terms of Section 16.8.

19.ENCUMBERING TITLE.  Subtenant shall not do any act which shall in any way encumber or adversely affect the title of the Prime Landlord in and to the Building or the land upon which it is located (“Property”), nor shall the interest or estate of the Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law, by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant.  Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of the Prime Landlord in and to the Building and the Property and the interest of Sublandlord in the Prime Lease Premises.  Without limiting the generality of the foregoing, Subtenant shall not permit the Premises, the Building or the Property to become subject to any lien of any mechanics, laborers or materialmen on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Subtenant; provided, however, that if so permitted under the Prime Lease, and subject to any conditions imposed therein, Subtenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Subtenant shall give to the Prime Landlord and Sublandlord such security as may be required under the Prime Lease, or if none is specified, such security as may be deemed satisfactory to them to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Premises, the Building or the Property or a termination of the Prime Lease by reason of non-payment thereof and the existence of any lien or claim of lien; provided further, however, that on final determination of the lien or claim of lien, Subtenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

20.INDEMNITY.    Subtenant agrees to indemnify, defend and hold Sublandlord and its agents, officers, directors, members, shareholders, contractors and employees (“Sublandlord Additional Indemnitees”), or any of them, harmless from all costs, losses, damages, liabilities and expenses (including, without limitation, attorneys’ fees and disbursements that they or any of them may incur) arising from the negligent or willful acts or omissions of Subtenant, its agents, employees, contractors or other persons for whose conduct Subtenant is responsible (“Subtenant Responsible Parties”) that Sublandlord or any other person to be indemnified hereunder may incur, or for which Sublandlord may be liable to the Prime Landlord if and to the same extent such act or omission requires Sublandlord to indemnify, defend and hold harmless the Prime Landlord and other persons under the Prime Lease.  Without limiting any of the foregoing, Subtenant further agrees to indemnify, defend and save harmless Sublandlord and the Sublandlord Additional Indemnitees, or any of them, from and against all claims of whatever nature arising from (a) the use or occupancy of the Premises or the conduct of any business thereon; (b) any work or thing whatsoever done, or any condition created (other than by the Prime Landlord, Sublandlord or the employees, agents or contractors of either or both of them) in or about the Premises, (c) any negligent or otherwise wrongful act or omission of Subtenant or Subtenant Responsible Parties, whether resulting in injury or death to persons or damage to property or otherwise; and (d) any failure of Subtenant to comply with the obligations, covenants and conditions required of Subtenant under this Sublease.

21.SUBLANDLORD’S RESERVED RIGHTS. Supplementing the provisions of the Prime Lease that are incorporated herein by reference pursuant to Section 32, Sublandlord and the Prime Landlord shall have the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest (including, without limitation, those persons entitled to inspect or exhibit the Premises pursuant to the Prime Lease and to prospective assignees of Sublandlord’s leasehold interest under the Prime Lease) at any reasonable time during the Sublease Term.  In addition to the foregoing, Sublandlord and the Prime Landlord may, on reasonable prior notice, exhibit the Premises to prospective tenants, subtenants or occupants during the last year of the Term of the Sublease.  Any inspection or exhibition of or entry upon the Premises (except in an emergency) shall be conducted at a time and in a manner that do not unreasonably interfere with Subtenant’s use of the Premises.

22.DEFAULTS.  Subtenant further agrees that any one or more of the following events shall be considered “Events of Default” by Subtenant:

(a)if the Subtenant neglects or fails to pay the Rent herein reserved or any part thereof, (including Annual Fixed Rent, Additional Rent and other charges) when due and payable, as herein provided, and such neglect or failure to pay Rent shall continue for five (5) days after the due date thereof, provided that, on the first such occurrence of Subtenant’s neglect or failure to timely pay Rent during each year of the Term, Sublandlord shall provide written notice to Subtenant and such incident will not be deemed an Event of Default if Subtenant makes payment within five (5) days of the date of such notice; or

(b)if the Subtenant neglects or fails to perform or observe or acts in derogation of any of the other covenants, agreements or provisions contained in this Sublease which, on the Subtenant’s part, are to be performed or observed, and such neglect or failure or action with respect to the performance or observance of or compliance with such other covenants, agreements or provisions shall continue for thirty (30) days after written notice thereof given by the Sublandlord to the Subtenant, without Subtenant’s having commenced to remedy such default, and thereafter to proceed with due diligence to remedy the same within an additional thirty (30) days thereafter and complete the same within a maximum of ninety (90) days from Landlord’s notice; or

(c)if the leasehold interest hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of the property of Subtenant for the benefit of creditors; or

(d)if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of all or any part of the property of Subtenant by a court of competent jurisdiction and such appointment shall not have been vacated or stayed or set aside or be dismissed within forty-five (45) days from the date upon which it is filed; or

(e)if a petition is filed by or against Subtenant seeking an adjudication as bankrupt or insolvent under the Federal bankruptcy laws as now in effect or hereafter amended or under any state insolvency or similar law or if any petition shall be filed or other judicial action taken by or against Subtenant to delay, reduce or modify its respective debts or obligations or to reorganize or modify its respective capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Subtenant or of any property of Subtenant, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Subtenant and any of the same shall not have been vacated or stayed or set aside or be dismissed within forty-five (45) days from the date upon which it is filed; or

(f)if Subtenant or shall admit in writing its inability to pay its debts as they become due; or

(g)if Subtenant shall do or permit to be done anything whereby a lien, security interest or other encumbrance (whether consensual or created by operation of law or otherwise) is created or filed against all or any part of the Premises, the Building, the Property or Subtenant’s interest in this Sublease and is not discharged of record or bonded off within ten (10) days from the date of entry or granting thereof; or

(h)if Subtenant shall default in securing or maintaining insurance or in providing evidence of insurance as set forth in Section 10 of this Sublease or shall be in default for failure to provide estoppel certificates when and as required; or

(i)if Subtenant shall, by its failure to comply with any of its obligations in this Sublease, cause a default of Sublandlord as tenant under the Prime Lease; or

(j)if Subtenant shall make an assignment, sublease or other transfer of its interest in this Sublease, whether by operation of law or otherwise, except in accordance with the provisions of this Sublease.

23.REMEDIES.

23.1If an Event of Default by Subtenant has occurred in any of its obligations hereunder, then, in addition to Sublandlord’s other rights and remedies herein, Sublandlord may perform the same for the account and at the expense of Subtenant immediately in the case of a default under Section 23(h) and as to other defaults, after first giving notice to Subtenant of such default and a reasonable time to cure the same (except that in the event of an emergency, notice shall be required only to the extent practicable under the circumstances).  Sublandlord may make any repairs which are essential for the protection and maintenance of the Premises or any portion thereof or to protect its leasehold interest under the Prime Lease, if Subtenant fails to commence any such repairs that are Subtenant’s responsibility hereunder within ten (10) days after notice from Sublandlord, or immediately, if emergency conditions occur.  In the event of a default or threatened default by Subtenant, Sublandlord shall also, in addition to its other rights and remedies herein, have the right to seek injunctive relief.

23.2Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant that the Prime Landlord may exercise for default by Sublandlord under the Prime Lease.

23.3If Sublandlord incurs any expense by reason of the failure of Subtenant to comply with any of its obligations under this Sublease, or if Sublandlord incurs any expense, including, without limitation, attorneys fees and disbursements, in successfully instituting, prosecuting or defending any action or proceeding instituted by reason of a default of Subtenant, including, without limitation, expenses incurred to avoid an Event of Default under the Prime Lease, then, whether or not the Sublease is terminated by reason of such default, Subtenant shall pay or reimburse Sublandlord for the expenses so incurred by Sublandlord within thirty (30) days following the submission of an invoice or invoices for the same.

24.NOTICES AND CONSENTS.  All notices, demands, requests, consents or approvals (each, a “Notice”) which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by a recognized national overnight commercial courier service (i) if to Subtenant, addressed to Subtenant at the addresses specified in Section 1(B) or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (ii) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1(C), or at such other place as Sublandlord may from time to time designate in writing to Subtenant.  Subtenant agrees promptly to deliver a copy of each Notice sent from Subtenant to the Prime Landlord and promptly to deliver to Sublandlord a copy of any Notice received from the Prime Landlord.  Subtenant may rely upon any Notice given in writing by Sublandlord’s agent or attorney.

25.PROVISIONS REGARDING SUBLEASE.  This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subject. Subtenant agrees that it will not, by its act or omission to act, cause a default or an Event of Default under the Prime Lease.  In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Prime Lease and, except as otherwise expressly provided herein, to specifically allocate those rights and obligations in this Sublease.  Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the person in possession of the Premises, and in order to provide the benefits to Sublandlord of this Sublease and to protect Sublandlord against a default by Subtenant which might cause a default or Event of Default by Sublandlord under the Prime Lease, Subtenant and Sublandlord agree that:

(a)Provided Subtenant shall timely pay all Rent when and as due under this Sublease, Sublandlord shall pay, when and as due, all Fixed Rent, Additional Rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease;

(b)Sublandlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord;

(c)Subtenant shall perform all affirmative covenants of the Prime Lease and shall refrain from performing any act that is prohibited by the negative covenants of the Prime Lease, where, in each case, the obligation to perform or refrain from performing is specifically (or can reasonably be construed to be) imposed upon the person in possession of the Premises or is otherwise applicable to all occupants of the Building.  In all events, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease no later than five (5) days prior to the date when Sublandlord’s performance is required under the Prime Lease, or by such earlier date as will afford a reasonable time for Sublandlord to effect a cure (if the obligation is not timely performed by Subtenant) so as to prevent a default under the Prime Lease.

Sublandlord shall have the right to enter the Premises to confirm compliance and, if necessary, to cure any default by Subtenant prior to the date such failure, if not cured, would become an Event of Default;

(d)Sublandlord shall not agree to an amendment to the Prime Lease or enter into any agreement with the Prime Landlord which would result in (i) a material reduction of essential building services and amenities appurtenant to the Premises to the extent provided in the Prime Lease or in this Sublease, (ii) a material adverse effect upon access and egress to the Premises, (iii) a material increase in obligations of Subtenant under this Sublease or a material adverse effect on Subtenant’s rights under this Sublease, or (iv) a reduction in the length of the Term or in a termination of this Sublease prior to its expiration, unless consented to by Subtenant in its sole discretion

(e)Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises that are to be provided by the Prime Landlord under the Prime Lease with respect to the Premises; provided, however, that Sublandlord shall have no duty to perform any obligations of the Prime Landlord that the Prime Landlord is required to provide under the Prime Lease.  Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of the Prime Landlord in the performance or observance by the Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by the Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder.  Notwithstanding the foregoing, in the event of any default or failure of such performance by the Prime Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon the Prime Landlord to perform its obligations under the Prime Lease and shall use commercially reasonable efforts to cause the Prime Landlord to cure such default or failure, provided, however, that any decision by Sublandlord to take legal action to enforce the Prime Lease shall be in Sublandlord’s sole and absolute discretion.  Sublandlord shall not be liable to Subtenant for money damages on account of any failure of the Prime Landlord to perform nor shall any such failure constitute a constructive eviction of Subtenant unless Sublandlord would be entitled under the Prime Lease to claim constructive eviction on account of such failure. If, by reason of the failure of the Prime Landlord to observe or perform its obligations, Sublandlord actually receives any rent abatement under the Prime Lease attributable to the Premises during the Term, then Subtenant shall be entitled to its equitable share of the same, net of reasonable collection costs.  Any such abatement shall be equitably adjusted by Sublandlord in its commercially reasonable judgment, based on the relative impact, if any, of such failure of the Prime Landlord on the Premises and on other areas of the Building.

26.ADDITIONAL SERVICES PROVIDED TO SUBTENANT.  If Subtenant requests additional services not provided by the Prime Landlord under the Prime Lease, or provided by the Prime Landlord but at additional cost (or Sublandlord, if Sublandlord elects or assumes to provide the same and does not include such expenses in Operating Expenses), Subtenant shall pay for such services directly to the Prime Landlord (if acceptable to the Prime Landlord) within such time as the Prime Landlord requires or, if the Prime Landlord has billed the same to Sublandlord or if Sublandlord has provided such services, shall pay or reimburse Sublandlord within thirty (30) days after an invoice has been submitted to Subtenant setting forth the amount owed (with reasonable supporting documentation thereof to be provided to Subtenant upon its written request).  Sublandlord agrees to pass through to Subtenant (without fee, mark-up or profit) any costs billed by the Prime Landlord or otherwise incurred by Sublandlord for services furnished to Subtenant (and not provided under the Prime Lease at no additional cost), including, without limitation, any after-hours utility charges incurred by Subtenant following its request for such service.  If at any time a charge for such additional services is attributable to the use of such services both by Sublandlord and by Subtenant, the cost thereof shall be equitably divided between Sublandlord and Subtenant, and Subtenant shall be entitled to commercially reasonable back-up documentation therefor promptly upon its written request.

27.PRIME LANDLORD’S CONSENT.

Simultaneously with the execution and delivery hereof, Prime Landlord has granted its written consent to this Sublease pursuant to a consent agreement executed and delivered among Sublandlord, Subtenant and Prime Landlord.  Sublandlord and Subtenant hereby agree, for the benefit of the Prime Landlord, that this Sublease and the Prime Landlord’s consent hereto shall not (a) create privity of contract between the Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (unless the Prime Landlord shall have expressly agreed in writing to such amendment); or (c) be construed as a waiver of the necessity of obtaining the Prime Landlord’s consent to any assignment by Subtenant of this Sublease or other transfer of the subleasehold estate hereunder, or any subletting or occupancy by another of the Premises or any portion thereof, other than as permitted in the Prime Lease without such consent.

28.BROKERAGE.  Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than the Broker(s) as specified in Section 1(T), whose commissions was shall be paid by Sublandlord pursuant to separate written agreements between Sublandlord and one or more of such Broker(s), it being agreed that the fee payable to Colliers International for this Sublease shall be $1.20 per rentable square foot of the Premises per annum of the Term, with an exact amount determined promptly following the Delivery Date Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

29.FORCE MAJEURE.  Neither Sublandlord nor Subtenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Sublease if such party’s failure to timely perform is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal,), civil disorder, failure of power, restrictive governmental laws, orders and regulations, riots, insurrections, acts of terrorism or war, shortages, accidents, fire, other casualties, acts of God, unusual scarcity or inability to obtain labor or material or delays caused directly by the other party or its agents, employees and invitees, or any other cause beyond the reasonable control of the party seeking to be excused (any such event individually or collectively, “Force Majeure”) (except that no such event of Force Majeure shall excuse Subtenant’s monetary or insurance obligations hereunder).

30.RISER USAGE/SIGNAGE/OFFICE CLEANING AND OTHER SERVICES.

(a)Riser Usage.  Sublandlord shall provide to Subtenant, at no cost to Subtenant, adequate riser space in connection with Subtenant’s cabling between the Premises and the utility and communication demarcation points in the Building, and Sublandlord shall not unreasonably withhold its consent to Subtenant’s Alterations consisting of one or more telecommunications devices to be installed for Subtenant’s use in connection with its business conducted at the Premises, provided the same is at Subtenant’s sole cost and expense, any required consent of the Prime Landlord is obtained, and Subtenant complies with all provisions of this Sublease and the Prime Lease Applicable thereto.  Any such equipment and related connections shall be considered Trade Fixtures for purposes of this Sublease.

(b)Signage.  Subtenant may request that the Prime Landlord provide Building-standard signage for Subtenant in the main lobby of the Building A on the first floor, but the parties acknowledge no such signage exists at this time and Sublandlord bears no responsibility or obligation for seeking Prime Landlord’s approval for such installation(s), nor shall Sublandlord be responsible for the addition or installation of such signage. Alternatively, Subtenant may seek to install a suite entry sign on the first-floor entrance. Sublandlord will also not unreasonably withhold, condition or delay its consent to Subtenant’s improving the signage in the main lobby of the Building and at the entrance on the first floor, provided the same is approved by the Prime landlord and is at no cost, expense or liability to Sublandlord. Subtenant will be responsible to remove any such signage at the end of the Sublease and make all repairs associated with such removal.

(c)Cleaning and Other Services.  Subject to the terms of this Sublease, Sublandlord shall cause the Prime Landlord to provide office cleaning and other services to the Premises as described in Exhibit C to the Prime Lease, but in each case subject to and in accordance with the provisions of the Prime Lease.  The cost thereof shall be included in Operating Expenses.

31.CERTAIN EXCLUSIONS.  Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Prime Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, Sublandlord being substituted for the “Landlord” under the Prime Lease, Subtenant being substituted for the “Tenant” under the Prime Lease, and the Premises being substituted for the “Premises” under the Prime Lease.  Notwithstanding the foregoing, in the event of any conflict or inconsistency between the provisions of the Prime Lease and this Sublease, the terms and provisions of this Sublease shall govern and control.  In addition:

(a)

Subtenant shall have no extension rights, development rights or rights of first offer, first refusal or other preferential right to purchase or lease the Property or any part thereof (including, without limitation, under Section 16.31 of the Prime Lease);

(b)	Subtenant shall have no set-off or abatement rights other than as expressly set forth in this Sublease.
(c)	Subtenant shall not have any measurement rights set forth in the Prime Lease.
(d)	Article 4 of the Prime Lease (Construction) shall not be applicable.

(e)	Section 6.4 (Effect of Multiple Rent Commencement Dates) of the Prime Lease shall not be applicable.
(f)	Section 9.1.1 (Certain Alterations Which Do Not Require Landlord’s Approval) of the Prime Lease shall not be applicable.
(g)	Section 12.2 (Exceptions for Mergers and Affiliate Transactions) and Section 12.3 (Exception for Certain Subleases) of the Prime Lease shall not be applicable.
(h)	Sublandlord shall not be required to provide the insurance described in Section 13.6 (Landlord’s Insurance) of the Prime Lease.
(i)	Section 15.6 (Self-Help) of the Prime Lease shall not be applicable.
(j)	Section 16.8 (Recording) of the Prime Lease shall not be applicable.
(k)	Section 16.15 (Landlord’s Financing; Tenant’s Shadow Rating) of the Prime Lease shall be inapplicable.
(l)	Section 16.16 (Status Reports and Financial Statements) is inapplicable and the applicable provisions of this Sublease shall govern.
(m)	Section 16.18 (Holding Over) of the Prime Lease is inapplicable and the provisions of Section 19 of this Sublease shall govern.
(n)	Section 16.21 (Late Payment) of the Prime Lease is inapplicable and the provisions of Section 7 of this Sublease shall govern.
(o)	Section 16.26 (Letters of Credit) of the Prime Lease is inapplicable and the provisions of Section 38 of this Sublease shall govern.
(p)	Section 16.30 (Letters of Credit) of the Prime Lease is inapplicable and the provisions of this Sublease shall govern.
(q)	Section 16.32 (Arbitration) of the Prime Lease.
(r)

The provisions in the First Amendment, the Second Amendment, July 2006 Letter Agreement, the Acknowledgment of Merger, the third Amendment, the Fourth Amendment, and the June 2014 Letter Agreement shall all be inapplicable.

32.PARKING.

32.1During the Term, and beginning on the Commencement Date, Subtenant (or its employees) shall be entitled to the use of (but shall not be obligated to use) up to twenty-two (22) parking spaces in the garage and surface parking facilities on the Property (the “Parking Spaces”), for no additional cost or expense other than as provided in this Sublease.  Sublandlord and

Subtenant agree that the Parking Spaces shall be unreserved spaces, which will be available on a self-park basis. If the Premises is reduced by the exercise of Sublandlord’s right of recapture under Section 11.4 or otherwise, the number of parking spaces to which Subtenant is entitled shall be reduced proportionally.

32.2Sublandlord’s failure or inability to provide any such parking spaces, whether because of casualty, taking, or for any other reason beyond Sublandlord’s control shall, in no event, entitle Subtenant to terminate this Sublease or receive any abatement in Rent.  Subtenant and all partners and employees of Subtenant that use the Parking Spaces agree to comply with all reasonable rules and regulations applicable to the use of the parking spaces as Sublandlord or the Prime Landlord, or both, may impose from time to time, and in the event such partners or employees of Subtenant fail to so comply with such rules and regulations on an ongoing basis after notice of such failure and if such pattern of failure to comply has not been cured, then Sublandlord shall have no continuing obligation to make any such Parking Spaces available for use by persons who have so failed to comply with such rules and regulations.

33.FURNITURE.

All furniture and equipment located in the Premises shall be removed by the Sublandlord prior to the Delivery Date. No representations or warranties are made herein by Sublandlord, including, without limitation, as to the condition of such furniture, cabling or equipment, the suitability thereof for Subtenant’s use, or any compliance of the same with applicable law.

34.SUBTENANT’S FINANCIAL STATEMENTS.

34.1Subtenant acknowledges that the financial capability of Subtenant to perform its obligations hereunder is material to Sublandlord and that Sublandlord would not enter into this Sublease but for its belief, based on its review of Subtenant’s financial statements, that Subtenant is capable of performing such financial obligations.  Subtenant hereby represents, warrants and certifies to Sublandlord that its financial statements previously furnished to Sublandlord were at the time given true and correct in all material respects.  At any time during the Term (but not more than twice in any calendar year), Subtenant shall provide Sublandlord, upon ten (10) business days’ prior written notice from Sublandlord, financial statements for Subtenant of the two (2) years prior to the current calendar year. Such statements shall be prepared in accordance with generally accepted accounting principles by an independent certified public accountant.

35.ESTOPPEL CERTIFICATE.  Subtenant hereto agrees at any time and from time to time  within ten (10) business days after a written request therefor by Sublandlord, to execute, acknowledge and deliver to Sublandlord a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there shall have been modifications, which modifications shall be identified, that this Sublease, as modified, is in full force and effect) and stating, to the actual knowledge of Subtenant, whether or not Sublandlord is in default in performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which Subtenant may have knowledge and certifying as to the status of any other matter relating to this Sublease as may be reasonably requested by the requesting party.  Such certificate may also be relied upon, as to a certificate executed by Subtenant, by any of the Prime Landlord, a mortgagee of the Prime Landlord, a prospective purchaser or ground lessor of the Building or land upon which it is located and any prospective assignees of Sublandlord.

36.DEFINITIONS.  Capitalized terms not otherwise specifically defined herein shall have the meaning ascribed to them in the Prime Lease as though such definitions are set forth and incorporated herein, and provisions of the Prime Lease to which reference is made hereunder shall also be deemed incorporated by reference herein.

37.SECURITY DEPOSIT.

A USD $25,212.50cash security deposit (“Security Deposit”) shall be held by Sublandlord, without liability for interest, as security for the faithful performance by Subtenant of all of its obligations under this Sublease.  Sublandlord shall not be required to keep the Security Deposit separate from its other accounts.  Sublandlord may apply all or a part of the Security Deposit to (i) any unpaid Rent due from Subtenant which remains unpaid following expiration of applicable notice and cure periods; or (ii) to cure any other default of Subtenant hereunder which remains uncured following expiration of applicable notice and cure periods and to compensate Sublandlord for all damage and reasonable expense sustained as a result of such default.  If all or any portion of the Security Deposit is so applied, Subtenant shall deposit with Sublandlord the amount so applied or drawn (in cash) sufficient to restore the Security Deposit to its original amount within ten (10) business days after receipt of Sublandlord’s written demand.  Provided that Subtenant complies with all of its obligations hereunder and promptly pays Rent when due, Sublandlord shall refund the Security Deposit (or the remainder thereof) to Subtenant within sixty (60) days after the later of the expiration or earlier termination of the Sublease.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit.

38.SUBTENANT’S REPRESENTATIONS, WARRANTIES AND COVENANTS.

38.1Subtenant represents, warrants and covenants that:

(a) It is a corporation duly organized, validly formed and in good standing under the laws of the State of Delaware and qualified to do business in the Commonwealth of Massachusetts.

(b)During the Term and for a period of one year after the Expiration Date, it shall at all times maintain a registered agent for service of process in the Commonwealth of Massachusetts. The name and address of such registered agent as of the date hereof is: CT Corporation System, 155 Federal St., Suite 700, Boston, MA 02110.

(c)(i) Subtenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Sublandlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Sublease or any sub-subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Subtenant of the foregoing representations and warranties shall be deemed a default by subtenant under this Sublease and shall be covered by the indemnity provisions of Section 21 of this Sublease, and (y) the representations and warranties contained in this Section 39.1(c) shall be continuing in nature and shall survive the expiration or earlier termination of this Sublease.

39.MISCELLANEOUS.

39.1This Sublease shall be binding upon Sublandlord and its successors and assigns, and upon Subtenant and its successors and permitted assigns, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

39.2If any provision of this Sublease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Sublease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

39.3The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Sublease or the intent of any provisions thereof.

39.4This Sublease and the Exhibits attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  Subtenant and Sublandlord acknowledge that all representations and statements upon which they relied in executing this Sublease are contained herein and that they in no way relied upon any other statements or representations, written or oral. This Sublease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

39.5By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Sublease on behalf of such party. Upon Sublandlord’s request, Subtenant shall provide Sublandlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

39.6Without limiting any other obligation of Subtenant which may survive the expiration or prior termination of the Term, all obligations on the part of Subtenant to indemnify, defend, or hold Sublandlord harmless, as set forth in this Sublease, shall survive the expiration or prior termination of the Term.

39.7Subtenant shall neither assert nor seek to enforce any claim against Prime Landlord or Sublandlord or any of the Sublandlord Additional Indemnitees, or the assets of any of them, for breach of this Sublease or otherwise, other than against Sublandlord’s interest in the Prime Lease, and Subtenant agrees to look solely to such interest for the satisfaction of any liability of Sublandlord under this Sublease.  Notwithstanding anything in this Sublease to the contrary,

Subtenant specifically agrees that in no event shall any officer, director, trustee, employee or representative of Prime Landlord or Sublandlord or any of the Sublandlord Additional Indemnitees ever be personally liable for any obligation under this Sublease, nor shall Sublandlord or any of the Sublandlord Additional Indemnitees be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Sublease.

39.8Subtenant shall not grant any security interest whatsoever in any Trade Fixtures without the prior written consent of Sublandlord, except that Subtenant may grant a security interest over its unattached personal property to the extent the granting of such a security interest is not prohibited under the Prime Lease.

39.9No rights to any view or to light or air over any property, whether belonging to Prime Landlord, Sublandlord or any other person, are granted to subtenant by this Sublease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Sublandlord and without any reduction or diminution of Subtenant’s obligations under this Sublease.

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IN WITNESS WHEREOF, the parties have caused this Sublease to be executed under seal by their respective officers or other persons hereunto duly authorized as of the day and year first above written.

SUBLANDLORD:

PTC INC.,
a Massachusetts corporation

By:
Name:
Title:

SUBTENANT:

STEALTH BIOTHERAPEUTICS INC.
a Delaware corporation

By:
Name:	Henry H. Hess
Title:	Chief Legal Counsel

[Signature Page]